EXHIBIT 23.1 – Consent of Ernst & Young LLP
We consent to the incorporation by reference in the following Registration Statements:
1. Registration Statement (Form S-8 No. 333-130229) pertaining to the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan;
2. Registration Statement (Form S-8 No. 333-132950) pertaining to the Clear Channel Communications, Inc. 2005 401(K) Savings Plan
of our reports dated February 26, 2007, with respect to the consolidated and combined financial statements and schedule of Clear Channel Outdoor Holdings, Inc. and subsidiaries, Clear Channel Outdoor Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reports, and the effectiveness of internal control over financial reporting of Clear Channel Outdoor Holdings, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP
San Antonio, Texas
February 26, 2007